Exhibit 10.4

TAX RESPONSIBILITY ALLOCATION AGREEMENT

        This Tax Responsibility Allocation Agreement (the “Agreement”) is dated as of _____, 2005, between Mestek, Inc., a Pennsylvania Corporation (“Mestek”), and Omega Flex, Inc., a Pennsylvania corporation (“Omega”) either or both of which may be a “party” or “parties”.

        WHEREAS, Mestek owned 86% of the common stock of Omega;

        WHEREAS, the board of directors of Mestek has determined it would be in the best interests of Mestek and its shareholders to distribute all of Mestek’s shares in Omega to the Mestek shareholders (the “Distribution”) on the terms and conditions set forth in the Separation and Distribution Agreement dated _______, 2005 between Mestek and Omega (the “Distribution Agreement”) (the date of such Distribution, the “Distribution Date”);

        WHEREAS, the parties intend that the Distribution qualify as a tax-free spin-off pursuant to Section 355 of the Internal Revenue Code of 1986, as amended (the “Code”);

        WHEREAS, as of the date hereof, Mestek is the common parent of an affiliated group of domestic corporations, including Omega, which has elected to file consolidated U.S. federal income tax returns and, as a result of the Distribution, Omega will not be a member of such group for the portion of the taxable year following the Distribution or in future taxable years;

        WHEREAS, the parties desire (i) to allocate the responsibilities for Income Tax (as hereinafter defined) of Omega, (ii) to allocate the responsibilities for Other Omega Tax (as hereinafter defined) and (iii) to provide for certain additional Tax (as hereinafter defined) matters;

        NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties (each on behalf of itself, each of its subsidiaries as of the Distribution Date, and its future subsidiaries) hereby agree as follows:

1.     Definitions. The following terms shall have the following meanings (such meanings to apply equally to both the singular and the plural forms of the terms defined). All section references are to this Agreement unless otherwise stated.

“Omega Business” means any businesses carried out by the Omega Group, now or in the past.

    “Omega Combined Income Tax” shall mean, with respect to any period for which the Omega Group is included in any of Mestek’s combined or unitary groups, the liability for state or local Income Tax of the Omega Group computed as though the Omega Group filed a Tax Return separate from Mestek for such taxable period, which amount shall not be less than zero.

    “Omega Federal Income Tax” shall mean, with respect to any period for which the Omega Group is included in Mestek’s consolidated group, the liability for U.S. federal Income Tax (including “alternative minimum tax”, if any) of the Omega Group computed as though the Omega Group filed a U.S. federal Income Tax Return separate from Mestek for such taxable period, which amount shall not be less than zero.

“Omega Group” shall mean, collectively or separately, Omega and any Subsidiary of Omega for which Omega has any direct or indirect Tax liability.

“Omega State Income Tax” shall mean any state or local Income Tax imposed on any member of the Omega Group (which is not a Omega Combined Income Tax).

“Mestek Group” shall mean, collectively or separately, Mestek and any Subsidiary of Mestek for which Mestek has any direct or indirect Tax liability, other than any member of the Omega Group.

“Income Tax” shall mean any tax imposed on net income, including the Michigan Single Business Tax.

    “Other Omega Tax” means any Tax of the Omega Group or with respect to the Omega Business that is not an Income Tax (whether payable directly by Omega Group or payable by a combined or unitary group that includes the Omega Group to the extent of Omega Group’s portion of such Tax).

“Post-Distribution Period” means all taxable periods or portions of periods beginning on or after the Distribution Date.

“Pre-Distribution Period” means all taxable periods or portions of periods ending before the Distribution Date.

    “Subsidiary”means any corporation, company, partnership or other business organization of which 50% or more of its equity interests are owned by another corporation, company, partnership or other business organization.

    “Tax”means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment, or other charge in the nature of or in lieu of any tax) imposed by any governmental entity or political subdivision thereof, and any interest, penalties, additions to tax, or additional amounts in respect of the foregoing imposed on any taxpayer or consolidated, combined or unitary group of taxpayers.

    “Tax Authority” means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision.

    “Tax Benefit” means the amount that any item of loss, deduction or credit (or any other item) decreases Taxes paid or payable including any interest with respect thereto or interest that would have been payable but for such item, net of any Tax imposed on such interest.

    “Tax Contest” means an audit, review, examination, or any other administrative or judicial proceeding with the purpose or effect of re-determining any Tax (including any administrative or judicial review of any claim for refund).

“Tax Detriment” means the amount that any item of income or gain (or any other item) increases Taxes paid or payable including any interest with respect thereto.

    “Tax Return” means any report of Tax due, any claims for refund of Tax paid, any information return with respect to Tax, any election made with respect to Tax, or any other similar report, statement, declaration, or document required to be filed under the Code or other law in respect of Tax, including any attachments, exhibits, or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing for any taxpayer or consolidated, combined or unitary group of taxpayers.

    2.        Responsibility for Tax

2.1 Mestek’s Responsibility

    (a)               Mestek shall be responsible for and indemnify and hold harmless the Omega Group from (i) any liability for Omega Federal Income Tax and Omega Combined Income Tax with respect to the Pre-Distribution Period (other than Income Taxes described in Section 2.2(b); (ii) any Income Tax of the Mestek Group by reason of Omega Group being severally liable for such Income Tax pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state or local law; and (iii) any item described in Section 3.1 to the extent not covered by Section 3.2.

    (b)               Notwithstanding the provisions of clause (i) of Section 2.1(a), for all periods in which Omega is a member of Mestek’s consolidated group, Omega shall be responsible for and shall pay to Mestek, on or prior to the Distribution Date, an amount equal to the estimate of the Omega Federal Income Tax for such periods, as determined by Mestek in good faith and in the ordinary course of business, subject to final determination of such amount as provided in Section 2.5(a).

    (c)               Notwithstanding the provisions of clause (i) of Section 2.1(a), for all periods in which Omega or any other member of the Omega Group is a member of a state or local consolidated, combined or unitary group of which any member of the Mestek Group is the parent, Omega shall be responsible for and shall pay to Mestek, on or prior to the Distribution Date, an amount equal to the estimate of the Omega Combined Income Tax for such periods, as determined by Mestek in good faith and in the ordinary course of business, subject to final determination of such amount as provided in Section 2.5(a).

2.2 Omega’s Responsibility

    (a)               Omega shall be responsible for, and indemnify and hold harmless the Mestek Group from (i) all Income Tax of the Omega Group with respect to a Post-Distribution Period; (ii) Income Taxes described in Section 2.2(b); (iii) all Other Omega Tax (regardless of which period it relates to); and (iv) any act for which Omega is liable under Section 3.2.

    (b)               In the event that any jurisdiction determines that the income of any member of the Omega Group is included or includible with the income of any member of the Mestek Group for purposes of calculating the combined, consolidated, or unitary Tax liability of the Mestek Group and, as of the date hereof, the income of such member of the Omega Group was not so included by any member of the Mestek Group in a combined, consolidated, or unitary group of which such member of the Mestek Group was the common parent, Omega shall be responsible for and shall pay to Mestek any Income Tax liability incurred by any member of the Mestek Group as a result of such determination.

    2.3        General Responsibilities. For purposes of this Agreement, in the case of any taxable period that begins before and ends after the Distribution Date, the amount of Omega Federal Income Tax and/or Omega Combined Income Tax payable for such taxable period shall be allocated pro rata between the time period before the Distribution Date and the time period after the Distribution Date, as of each such time period.

2.4 Refunds and Tax Benefits

    (a)              Refunds and Carry backs. (i) Except as provided in (ii) or (iii) below, Mestek shall be entitled to any refunds of Omega Federal Income Tax and Omega Combined Income Tax (including refunds paid by means of a credit against other or future Tax liabilities) arising with respect to taxable periods ending on or before the Distribution Date; and Omega shall be entitled to any refunds of Income Tax of the Omega Group (including refunds paid by means of a credit against other or future Tax liabilities) arising with respect to taxable periods beginning on or after the Distribution Date. Mestek and Omega agree to allocate such refunds (including refunds paid by means of a credit against other or future Tax liabilities) arising with respect to taxable periods that begin before and end after the Distribution Date to whichever of Mestek or Omega initially accrued or recorded a liability for the Taxes to which such refund is attributable.

(ii) Omega shall be entitled to any refunds or credits of Omega State Income Tax or Other Omega Tax (including refunds paid by means of a credit against other or future Tax liabilities).

    (iii)               Omega shall promptly forward to Mestek or reimburse Mestek for any refunds due Mestek after receipt thereof, and Mestek shall promptly forward to Omega or reimburse Omega for any refunds due Omega after receipt thereof . In the case of a refund received in the form of a credit against other or future Tax liabilities, reimbursement in respect of such refund shall be due in each case on the due date for payment of the Tax against which such refund has been credited. If Mestek reasonably so requests, Omega, at Mestek’s expense, shall file for and pursue any refund to which Mestek is entitled under this Section 2.4(a). If Omega reasonably so requests, Mestek, at Omega’s expense, shall file for and pursue any refund to which Omega is entitled to under this Section 2.4(a).

    (iv)               Mestek agrees that if the Omega Group carries back any item of loss, deduction or credit which arises in any taxable period the Income Tax for which Omega is responsible, into any taxable period the Income Tax for which Mestek was responsible, then Omega shall be entitled to any Tax Benefit or refund of Tax realized as a result of the carry back.

    (v)               Notwithstanding anything to the contrary in this Section 2.4, Mestek shall not be entitled to, and Omega shall be entitled to, any refunds or credits with respect to Income Tax for which Omega was liable under Section 2.2(b).

    (b)              Allocation of Benefits. If as a result of or in settlement of any Tax Contest, any adjustments shall be made to any Tax Returns relating to Income Tax of the Omega Group or the Mestek Group for any period in which one of the parties was responsible for all or a portion of such Income Tax, and if such adjustment results in both Tax Detriment to one party or its subsidiaries and Tax Benefit to the other party, then the party receiving the Tax Benefit shall pay to the party subject to the Tax Detriment the amount of such Tax Benefit at such time or times as and to the extent that the party receiving the Tax Benefit realizes such benefit through a refund of Tax or reduction in the amount of Tax which would otherwise be paid if such adjustment had not been made.

2.5 Preparation of Tax Returns: Payment of Tax

    (a)               Mestek shall cause the Omega Group to join, for any Pre-Distribution Period for which the Omega Group is required to do so (and may cause the Omega Group (or any member thereof) to join for any such period or Tax Return for which the Omega Group is eligible but not required to do so), in all federal, state or local consolidated, combined or unitary Income Tax Returns of Mestek’s filing group. Mestek shall prepare and timely file all such federal, state or local consolidated, combined or unitary Tax Returns and shall timely pay subject to 7.1(b) and (c) all Tax with respect to such Tax Returns. Mestek shall provide to Omega a copy of the portion of each such Tax Return and any supporting schedules that relate to the Omega Group within 20 days after the filing thereof. No later than December 31 (or as close as reasonably practicable thereto) of the year in which Mestek’s federal Income Tax Return with respect to such Tax is filed, Mestek shall provide to Omega a statement of the Omega Federal Income Tax and Omega Combined Income Tax for such period, as determined by Mestek in good faith and in the ordinary course of business based upon such Tax Returns. If (x) the sum of the estimates of such Omega Federal Income Tax and Omega Combined Income Tax as paid by Omega pursuant to Section 2.1(b) and (c) above is less than (y) the sum of the Omega Federal Income Tax and Omega Combined Income Tax as determined under this Section 2.5(a), Omega shall pay to Mestek the difference between (x) and (y). If (x) the sum of the estimates of such Omega Federal Income Tax and Omega Combined Income Tax as paid by Omega pursuant to Section 2.1(b) and (c) above is more than (y) the sum of the Omega Federal Income Tax and Omega Combined Income Tax as determined under this Section 2.5(a), Mestek shall pay to Omega the difference between (x) and (y).

    (b)               Mestek shall prepare (or cause to be prepared), at Omega’s expense (or where appropriate through the utilization of Omega’s staff), and Omega shall timely file (or cause to be timely filed) any Tax Return relating to Omega State Income Tax for any period that begins before the Distribution Date (or any portion of such a Tax Return which relates to the Pre-Distribution Period) whether it is required to be filed before or after the Distribution Date. Mestek shall provide a copy of each such Tax Return (or portion thereof) and any supporting schedules to Omega at least 30 days before the date such Return is to be filed by Omega for Omega’s review and approval, which approval shall not be unreasonably withheld. Omega shall pay all Tax with respect to such Tax Return for which it is responsible pursuant to Section 2.1. Mestek shall pay to Omega at least 5 days prior to the filing of such Tax Return any amount due on such Tax Return that is the responsibility of Mestek pursuant to Section 2.1.

(c) Omega shall be responsible for the preparation and filing of Tax Returns relating to Other Omega Tax. Omega shall pay all Tax with respect to any such Tax Returns.

(d) Omega shall not file (or allow the Omega Group to file) any amended Tax Returns with respect to the Omega Group for any Pre-Distribution Period without Mestek’s consent.

    2.6        Cooperation and Exchange of Information. Mestek on the one hand, and Omega, on the other, will timely and competently provide each other with such cooperation and information as either of them reasonably may request of the other in (i) filing any Tax Return, amended return or claim for refund, (ii) determining a liability for Tax or a right to a refund of Tax or (iii) participating in or conducting any audit or other proceeding in respect of Tax. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules and related work papers and documents relating to rulings or other determinations by any Tax Authorities. Each party shall devote the personnel and resources necessary in order to carry out this Section 2.6 and shall make its employees available on a mutually convenient basis to provide explanations of any documents or information provided hereunder. Except as provided below, each party shall carry out their responsibilities under this Section 2.6 without charge to the other. Any information obtained under this Section 2.6 shall be subject to the Confidentiality and Nondisclosure Agreement of even date herewith between the parties, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding. Notwithstanding the foregoing, Omega shall reimburse Mestek for any out-of-pocket costs and expenses incurred with respect to matters concerning Omega State Income Tax for the Pre-Distribution Period. It is further understood that in order to reduce the cost to Omega in connection with Omega State Income Tax matters, to the extent appropriate, Mestek shall utilize and Omega shall provide, members of Omega’s staff.

2.7 Tax Contests

    (a)              Notice. Each of the parties shall provide prompt notice to the other party of any pending or threatened Tax audit, assessment or proceeding or other Tax Contest of which it becomes aware related to Tax for which it is indemnified by the other party hereunder. Such notice shall contain factual information (to the extent known) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (i) if the indemnifying party is precluded from contesting the asserted Tax liability in any forum as a result of the failure to give prompt notice, the indemnifying party shall have no obligation to indemnify the indemnified party for any Tax arising out of such asserted Tax liability, and (ii) if the indemnifying party is not precluded from contesting the asserted Tax liability in any forum, but such failure to give prompt notice results in a monetary detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Agreement shall be reduced by the amount of such detriment.

    (b)              Control of Tax Contests. Each party shall have full responsibility and discretion in handling, settling or contesting any Tax Contest involving a Tax for which it is liable pursuant to Section 2 of this Agreement; provided, however, Mestek shall have full responsibility and discretion in handling, settling or contesting any Tax Contest with respect to a consolidated, combined or unitary federal or state Income Tax of which Mestek or a Mestek Subsidiary is the common parent. In the event that Mestek controls (pursuant to the proviso in the previous sentence) any Tax Contest which gives rise to a Omega indemnification obligation hereunder, Mestek shall consult with Omega with respect to such Tax Contest (to the extent such Tax Contest relates to issues for which Omega is liable) and shall consider in good faith Omega’s advice with respect thereto. Furthermore Mestek may participate in any Tax Contest with respect to any Covered Transaction Tax (as hereinafter defined), and Omega shall consider in good faith Mestek’s advice with respect thereto, regardless of whether Mestek has liability or indemnification obligations with respect to such Tax under this Agreement.

    3.        Transaction Tax

    3.1        General. Except as otherwise provided in Section 3.2, Mestek shall be responsible for and pay any and all Tax resulting from income or gain recognized by Mestek as a result of the Distribution failing to qualify for or maintain tax-free treatment pursuant to Section 355 of the Code or other provisions of the Code or corresponding provisions of other applicable Tax laws, and any Tax resulting from any income or gain recognized by Mestek or its Subsidiaries (including the Omega Group) under Treasury Regulations Sections 1.1502-13 or 1.1502-19 (or any corresponding provisions of other applicable Tax laws) as a result of the Distribution (collectively “Covered Transaction Tax”).

    3.2        Inconsistent Acts and Events. Omega shall be liable for, and shall indemnify and hold harmless the Mestek Group from and against any liability for, any Covered Transactions Tax (including without limitation reasonable attorney fees and other costs incurred in connection therewith) to the extent arising from (i) any breach by the Omega Group of the representations or covenants under Section 4, (ii) any Tainting Act (as hereinafter defined) performed by the Omega Group (whether or not Section 4.2(c) is complied with) and (iii) any Section 355(e) Event with respect to Omega (whether or not such event is caused by a Tainting Act). A “Section 355(e) Event” with respect to Omega means any fact, circumstance, event or occurrence relating to the stock of Omega or assets of the Omega Group, that causes the Distribution to be a taxable event to Mestek as the result of the application of Section 355(e) of the Code (i.e., the Distribution becomes taxable to Mestek under Section 355(e) and, but for such fact, circumstance, event or occurrence, the Distribution would not have been a taxable event to Mestek under Section 355(e)).

    4.        Representations and Covenants

4.1 Representations

    (a)               Each of Omega and Mestek represent that, as of the date of this Agreement, it and its Subsidiaries knows of no fact or set of facts that would jeopardize the expected Tax treatment of the Distribution.

    (b)               Each of Omega and Mestek represent and warrant that neither it nor any of its Subsidiaries has any plan or intent to take any action which is inconsistent with the expected Tax treatment of the Distribution.

4.2 Covenants

    (a)               Omega covenants and agrees that it will not take any action, and it will cause its Subsidiaries to refrain from taking any action, which is inconsistent with the Tax-free treatment of the Distribution (any such action, including any action referred to in clause (i) through (iii), is referred to in this Agreement as a “Tainting Act”). Without limiting the foregoing:

    (i)              Specified Actions. During the two year period following the Distribution Date, Omega will not (and it will cause its Subsidiaries not to) (A) liquidate, merge or consolidate with or into any other corporation, company, partnership or other business organization; (B) issue any of its capital stock in one or more transactions, other than, with respect to (1) the exercise of options that are granted by Omega before the Closing Date, or with respect to the exercise of options that are granted by Omega on or after the Closing Date, that satisfy the requirements of Treasury Regulations Section 1.355-7T(d)(6) to not be treated for purposes of Section 355(e) of the Code to be part of a plan or series of related transactions that includes the Distribution, or (2) issuances of stock to a retirement plan qualified under Section 401(a) or 403(a) of the Code in a transaction which satisfies the requirements of Treasury Regulations Section 1.355-7T(d)(7); (C) redeem, purchase or otherwise reacquire its capital stock in one or more transactions; (D) change the voting rights of any of its stock; (E) sell, exchange, distribute or otherwise dispose of, other than in the ordinary course of business, all or a substantial part of the assets of any of the trades or businesses relied upon to satisfy Section 355(b) of the Code; (F) issue any options to acquire Omega Shares other than options which satisfy the requirements of Treasury Regulations Section 1.355-7T(e)(3)(ii); or (G) discontinue or cause to be discontinued the active conduct of any of the trades or businesses relied upon to satisfy Section 355(b) of the Code.

    (ii)              No Inconsistent Actions. Regardless of any change in circumstances, Omega covenants and agrees that it will not take any action (and it will cause its Subsidiaries to refrain from taking any action) which is inconsistent with any factual statements or representations upon which the tax opinion letter of Greenberg Traurig dated _______, 2005 was based on or before the second anniversary of the Distribution Date other than as permitted in this Section 4. For this purpose, an action is considered inconsistent with a representation if the representation states that there is no plan or intention to take such action.

    (iii)              355(e) Covenant. Without in any manner limiting paragraphs (i) or (ii) immediately above, Omega covenants and agrees that, through the second anniversary of the Distribution Date, it will not enter into (and it will cause its Subsidiaries to refrain from entering into) any agreements, understandings, arrangements or substantial negotiations with respect to transactions or events (including stock issuances, option grants, capital contributions, acquisitions, or changes in the voting power of any of its stock), which may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly Omega stock representing a “50 percent or greater interest” within the meaning of Section 355(e)(4) of the Code.

    (b)              Consistent Tax Returns. Each of Mestek and Omega covenants and agrees that it will not take, and it will cause its Subsidiaries to refrain from taking, any position on a Tax Return that is inconsistent with the treatment of the Distribution as tax-free pursuant to Code Section 355.

    (c)              Exceptions. Notwithstanding the foregoing, Mestek may consent in its sole and absolute discretion to certain actions proposed by Omega to be taken after the Distribution Date that may be inconsistent with Section 4.2(a) if Omega provides a written request to Mestek for its plans with respect to such action, and promptly responds to any inquiries by Mestek following such notification, and Omega obtains an unqualified opinion acceptable to Mestek of an independent nationally recognized tax counsel acceptable to Mestek, on the basis of facts and representations consistent with the facts at the time of such action, that such action will not affect the Tax treatment of the Distribution.

    Notwithstanding anything to the contrary in this Agreement, Omega shall be liable for, and shall indemnify and hold harmless Mestek from any Covered Transaction Tax resulting from a Tainting Act by Omega or its Subsidiaries, regardless of whether the exception of this Section 4.2(c) is satisfied with respect to such act.

    5.        Miscellaneous Provisions

    5.1        Notice. Any payment, notice or communication required or permitted to be given under this Agreement shall be in writing (including facsimile) and mailed, faxed or delivered to the parties at the following addresses (or at such other address as one party may specify by notice to the other party):

if to Mestek:

Mestek, Inc. 260 North Elm Street Westfield, MA 01085 Attention: President Fax: (413) 568-7428

    if to Omega:

Omega Flex, Inc. 451 Creamery Way Exton, PA 19341 Attention: President Fax: (610) 524-7282

    Notification of a change of address shall be given by either party to the other as provided in this Section 5.1. All such notices and communications shall be effective (i) when received, if mailed or delivered, or (ii) when confirmed by fax answerback, if faxed.

5.2 Governing Law. This Agreement shall be governed by the laws applicable to contracts entered into and to be performed within the Commonwealth of Pennsylvania excluding its conflict laws.

5.3 Dispute Resolution. Any and all disputes between Mestek and Omega arising out of any provision of this Agreement shall be resolved pursuant to Section _____ of the Distribution Agreement.

    5.4        Entire Agreement. This Agreement and the Distribution Agreement embodies the entire understanding between the parties relating to its subject matter and supersedes and terminates all prior agreements and understandings among the parties with respect to such matters. No promises, covenants or representations of any kind, other than those expressly stated herein, have been made to induce any party to enter into this Agreement. This Agreement shall not be modified or terminated except by a writing duly signed by each of the parties hereto, and no waiver of any provisions of this Agreement shall be effective unless in a writing duly signed by the party sought to be bound. If, and to the extent, the provisions of this Agreement conflict with the Distribution Agreement, or any other agreement entered into in connection with the Distribution, the provisions of this Agreement shall control.

    5.5        Assignment; Binding Effect. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other party; provided, however, that no such consent shall be required in the event of a merger, consolidation or sale of either Mestek or Omega. Subject to the preceding sentence, this Agreement shall be binding on, and shall inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

5.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same.

    5.7        Severability. If any provision of this Agreement or the application of any such provision to any person or circumstances shall be held invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other provision hereof.

5.8 Headings. Headings of sections in this Agreement are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

    5.9        Survival. Notwithstanding anything in this Agreement to the contrary, the provisions of this Agreement shall survive for thirty days after the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof).

    5.10        Payments. Unless a provision in this Agreement specifically provides a time period for payment, any payment owed under this Agreement shall be paid within 30 days after the date on which such payment becomes due.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, each of the parties has caused this Tax Responsibility Allocation Agreement to be executed by its respective duly authorized officer as of the date first set forth above.

MESTEK, INC.

By:
Name:
Title:

OMEGA FLEX, INC.

By:
Name:
Title: